Exhibit 99.2

1 ASX ANNOUNCEMENT - 2024 FULL YEAR RESULTS 20 February 2025 Coronado posts 3 rd highest annual revenue performance following a year of operational improvement gains and investment in major growth projects: ✓ First coal achieved on time and budget for Mammoth Underground Mine. ✓ Second longwall cuts first coal in Buchanan; successful ramp up to steady state with dual longwall system. ✓ Buchanan expansion project on track for completion in H1 2025. ✓ Mammoth and Buchanan expansion projects expected to be highly accretive with low capital intensity, low operating costs and attractive paybacks. ✓ Focus on waste removal works, mine optimisation and fleet management plans to achieve further efficiencies at Curragh, which has delivered $100 million annual cost reduction in 2024. ✓ 30% reduction in headcount at Australian operations resulting from improved productivity and cost reduction programs. ✓ 23% reduction in Australian operations Average Mining Costs Per Tonne Sold from $110.4 in Q4 2023 to $89.8 in Q4 2024. ✓ Targeting higher production rates, lower costs, and improved margins across all operations in 2025. 2024 HIGHLIGHTS • Coronado’s Group Total Recordable Incident Rate (TRIR) was 1.18 as of 31 December 2024, with both Australian and US regions below respective industry averages. • Total Revenue of $2,508 million, 3 rd highest revenue performance for the Company, was 13% lower than previous year due to lower average Met Coal prices. • Average realised Met price per tonne sold of $185.3, reflecting a 77% realisation to the average 2024 Australian Met Coal index price (2023: 73% realisation). • Three-year record in dragline productivity with >50% movement of Total Waste volumes coming from dragline systems. Success due to the recovery of historical pre-strip / waste deficits to decongest the pits and improve the mine’s overall strike-length. • ~$100 million cost out with reduction of fleets at Curragh in 2024 from 16 to 11 in conjunction with new operating structure to optimise production and improve efficiency over 2025 and 2026. • Mammoth Underground Mine opened in December 2024 on time and within capital budget, allowing up to 2 Mt additional Saleable production per year. • Capital investment in Buchanan fully funded, remains on plan and is expected to unlock 1 Mt Saleable production. • Mining in Buchanan Southern district developed in 2023 continues to yield higher ROM production. • Bi-annual fixed, fully franked, dividend of $8.4 million (US 0.5 cents per CDI) declared. • Coronado Finance Pty Ltd completed an offering comprising $400 million aggregate principal amount of Senior Secured Notes due 2029 in a private placement exempt from the registration requirements of the U.S. Securities Act of 1933. The Notes offering closed oversubscribed and achieved improved pricing (9.250%) and more favourable terms.

2 • Closing Cash of $340 million of cash and cash equivalents (excl. restricted cash), and $129 million of undrawn funds under the Asset Based Lending facility (ABL Facility); 2024 closing Net Debt position of $85 million. • Buchanan Ventilation Air Methane (VAM) project has successfully eliminated 264,850 tCO2e since commencing in July 2022; Second VAM unit completed in mid-2024 underpinning Coronado’s emission reduction targets. COMMENTS FROM MANAGING DIRECTOR AND CEO, DOUGLAS THOMPSON “Coronado achieved solid operational gains in 2024 with improved ROM production performance which ultimately resulted in our third-highest annual total revenue result. “In a year of declining Met Coal prices that fell below long-term averages, we were challenged by sustained inflation, taxes and royalties, unscheduled asset stoppages, and some unforeseen geotechnical events in both Australia and U.S. However, we made considerable progress in optimising our business by improving productivity in Australia and successfully commencing dual longwall production in the U.S. We remained focused on maximising the potential of our existing assets and cost out programs while Met Coal prices declined. “The Total Waste movement achieved at Curragh, including the recovery of historic pre-strip/waste removal deficits, has decongested the pits and improved the mine’s overall strike length which has enhanced dragline system performance in 2024 to a three-year high >50% dragline waste movement. The increased dragline performance has allowed a reduction of fleets at Curragh in 2024 from 16 to 11 in conjunction with new operating structure to optimise production (5% productivity improvement) and improve efficiency. “We officially opened Mammoth Underground Mine in December 2024 and held the 'First Coal' ceremony, a major milestone in delivering Coronado’s growth portfolio. The Mammoth Underground Mine has been delivered on time and to budget. We expect to ramp up production throughout 2025 as we progressively commission each new panel through to steady state performance. This achievement is expected to deliver long-term value for shareholders through lower cost production, increased margins and expandability, positioning Mammoth as a key driver of future growth and increasing supply to meet global demand. “Capex Expenditure was $250 million as we invested in operational improvements and organic growth projects in Australia and the U.S., from the available cash within the business. “Our Buchanan expansion project remains on schedule. At the same time, our emission reduction projects have progressed with the second VAM unit online at Buchanan in 2024 as planned. “The 2024 performance has provided a solid platform for the year ahead as we target growth, productivity improvements, lower costs, and improved margins in 2025.” HEALTH AND SAFETY The Group TRIR as of 31 December 2024 was 1.18. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) as of 31 December 2024 was 2.22. In the U.S., the 12-month rolling average TRIR as of 31 December 2024 was 2.21. Both regions are below respective industry averages; and these safety outcomes are the result of daily focus and efforts by our people and leadership, who remain committed to ensure a sustained improved performance to achieve safe production and sales to our customers. FINANCIAL PERFORMANCE Coronado maintains a strong balance sheet despite the impacts to Steel and Met Coal markets in 2024 from global economic headwinds, including high inflationary pressures and higher interest rates, as well as higher Queensland government royalty rates that were introduced from 1 July 2022. Our business continues investing in organic growth plans from available cash. 2025 will see Coronado continue to invest in the accretive Mammoth Underground Mine ramp-up and Buchanan Expansion, that we expect will ultimately deliver higher Shareholder returns. 2024 total revenues were $2,508 million, down 13% compared to 2023 total revenues of $2,891 million. Lower total revenues are reflective of the 18.9% fall in average PLV HCC FOB AUS index prices in 2024.

Coronado

Coronado reported a Net Loss of $109 million and Adjusted EBITDA of $115 million, down 170% and 70% compared to Net Income of $156 million and Adjusted EBITDA of $382 million in 2023.

The increased dragline performance has allowed a reduction of fleets at the Curragh Complex in 2024 from 16 to 11, resulting in a $100 million annual cost reduction. 2024 Average Mining Costs Per Tonne Sold for the Group were $107.4, in line with 2023 (2023: $107.6). Average Mining Costs Per Tonne Sold were attributable to a combination of factors including industry-wide inflationary pressures and ongoing investment to recover historic pre-strip/waste movement volumes at Curragh. Efforts remain focused on improving productivity from the dragline fleet, the mobile plant fleets, drill and blast performance, and continuing to reduce the cost base. 2024 Q4 Average Mining Costs Per Tonne Sold for the Group was $97.3, a reflection of the success delivered from the productivity improvements and cost reduction.

2024 Capital Expenditure of $250 million was up 10% compared to 2023 (2023: $228 million) primarily due to Capital Expenditure on organic growth projects. In 2024, organic growth capital works have focused on the investment in a new surface raw coal storage area at Buchanan, to increase the mine's capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. At the Curragh Complex, expenditure is attributable to the ramp up of the Mammoth Underground Mine.

North American annual contract negotiations for 2025 were completed in October 2024. Coronado anticipates a volume-weighted average price across all grades of Met Coal of approximately $159 per metric tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June-September and forward curve pricing estimates at the time (2024 pricing $161 per metric tonne FOR).

These fixed-price tonnage contracts cover approximately 40% of anticipated U.S. production and 58% of anticipated U.S. mine cash costs in 2025.

Cash generated from operating activities was $74 million ($156 million excluding prior period stamp duty associated with the Curragh acquisition and interest expense) for 2024, a decrease of 72% from 2023.

FINANCIAL RESULTS	2024	2023
Revenue ($m)	**2,507.7**	**2,890.6**
Net (Loss)/ Income ($m)	**(108.9)**	**156.1**
Adjusted EBITDA ($m)	**115.1**	**381.7**
Net (Debt)/ Cash ($m)	**(85.1)**	**96.7**
Saleable Production (Mt)	**15.3**	**15.8**
Sales Volume (Mt)	**15.8**	**15.8**
Average Realised Met Price per tonne sold ($/Mt)	**185.3**	**215.7**
Mining Cost per tonne sold ($/Mt)	**107.4**	**107.6**
Operating Cost per tonne sold ($/Mt)	**149.2**	**156.3**
Capital Expenditure ($m)	**249.8**	**227.8**

Coronado Global Resources Inc. (Coronado, Company or the Group) (ASX: CRN) has released its full year financial results for the year ended 31 December 2024 (2024). All amounts quoted in this release are in USD and million metric tonnes (Mt). Comparisons are to the year ended 31 December 2023 (2023) unless otherwise stated.

For a detailed review of Coronado's operating and financial performance, investors should refer to the Annual Report on Form 10-K, Appendix 4E, and the Investor Presentation released to the Australian Securities Exchange on 20 February 2025 (AEST) and filed with the Securities Exchange Commission.

3

4 OPERATIONS ROM production for 2024 was 26.6 Mt, 4.5% higher than 2023 and Saleable production was 15.3 Mt. The U.S. operations (Buchanan / Logan) delivered ROM production of 14 Mt and Saleable production of 5.7 Mt. Buchanan continues to benefit from the operational flexibility afforded by the two longwalls yielding increased skip counts and belt availability. We expect there to be further enhancement through completion of the expansion project in 2025 which adds additional intermediate stockpiles and a second set of skips, providing further capacity and redundancy. The Australian operations (the Curragh Complex) delivered ROM production of 12.6 Mt and Saleable production of 9.7 Mt. 2024 continued following the planned optimisation improvement of the dragline fleet in accordance with the “One Curragh Plan” to recover historic pre-strip/waste movement deficits and thereby decongest the operating pits and improve the mine’s overall strike-length. The Total Waste movement levels have normalised in 2024 as the mine plan has been optimised for greater coal availability in future quarters, thereby allowing the Company to implement identified productivity improvements related to fleet rationalisation, procurement, and cost management. In 2024, Curragh reduced the number of fleets operating from 16 to 11 resulting in $100 million reduction in cost. Sales volumes for the Group in 2024 were 15.8 Mt, in line with 2023. Sales volumes from the Australian and U.S. operations were 10.2 Mt and 5.6 Mt, respectively. ORGANIC GROWTH PLANS The investments we have made in 2024 and plan to continue to make in 2025 in our organic growth and emissions reduction projects we believe will ultimately underscore higher sustained returns to Shareholders over time. Our growth projects at both Buchanan and at the Curragh Complex remain on target with the expectation on the basis of current analysis that these projects are fully funded from our available cash. We anticipate that Buchanan expansion and ramp up at Mammoth will allow saleable production to increase over time and contribute to higher margins and lower costs for our business. Mammoth Underground Met Coal Project (Curragh Complex) The Mammoth Underground Mine delivered first coal in December 2024 on time and within budget. Coronado has extensive experience as underground miners, having operated Longwall and Bord and Pillar operations in the U.S. for many years, and is leveraging that experience in the development and execution of this project. It is expected that the Mammoth Underground Mine will ultimately produce up to 2.0 Mt of Saleable production per year. Substantial drilling works have been completed with a proven 41 Mt ROM reserve of high-quality Met Coal, similar in quality to the existing Curragh North Open Cut Mine. Mammoth Underground Mine costs are expected to be in the 2 nd quartile of the cost curve, averaging down the Group’s costs per tonne and the impact of the Stanwell rebate. The Mammoth Underground Mine is an expandable project with optionality for further growth in its development across potential Phase 2 and Phase 3 expansions. Buchanan Expansion Capital works at our Buchanan mine continued in 2024 to invest in the construction of a new surface raw coal storage area to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The construction of the second set of skips to ultimately increase the mines hoisting capacity to the surface is on track. Completion of these projects is expected in 2025 and is expected to deliver Saleable Production rates from our U.S. operations of 7.0 Mt per year. In addition, plans are under review to increase Buchanan throughput and yield further, potentially boosting U.S. Saleable production above 7.0 Mtpa beyond 2025. REHABILITATION, EMISSIONS REDUCTION AND SUSTAINABILITY In 2024, Coronado continued to progress efforts on rehabilitation activities and emission reduction works. Following the success of our first Ventilation Air Methane (VAM) unit at Vent Shaft 16, construction of the second unit at Vent Shaft 18 was completed in 2024. As an industry leader in the use of VAM-RTO technology, this unit is already contributing to emissions reduction at Buchanan, helping us make significant progress toward our targets. We will continue to assess the potential for a third unit into 2025 yielding further opportunities to reduce our emissions across our business.

5 METALLURGICAL COAL / STEEL MARKET OUTLOOK 1 Met Coal prices in 2024 were lower than prior year due to generally lower global economic confidence, inflationary pressures, and rising interest rates. The average benchmark Australian premium low-vol hard coking coal index (PLV HCC FOB AUS) price in 2024 was $240.4 per tonne, down 18.9% compared to the average index price in 2023 of $296.3 per tonne. The average PLV HCC FOB AUS index price fluctuated throughout the year and fell below the historical average of $201 per tonne. The PLV HCC FOB AUS index price decreased 39% from 31 December 2023 ($324/t) to 31 December 2024 ($197/t) despite Met Coal export demand increasing by 6% in 2024 to 388 Mt. Since August 2024, PLV HCC FOB AUS has been trading between $180/t to $216/t as China’s exports of finished steel have increased to a nine-year high of 110.7 Mt, up 22.7% year over year. China exported its second-highest volume of finished steel in 2024, which contributed to the PLV HCC FOB AUS being rangebound at $200/t as neighbouring countries benefited from the steel imports putting downward pressure on domestic steel production resulting in the falling PLV HCC FOB AUS. Coronado anticipates that Chinese demand fundamentals will remain stable until after the Lunar New Year holidays, contingent on potential additional stimulus measures and clarity on international trade actions from the incoming US administration. In February 2025, the US administration and China have announced new tariffs which will most likely impact global trade flows. Coronado believes it is well positioned to benefit from any rebalance due to the geographic split of Australian and US operations. Looking ahead to 2025, Coronado expects a rebound in steel production and consumption in seaborne markets outside of China. This recovery is expected to be driven by increased industrial activity and ongoing trade measures that mitigate the impact of high Chinese steel exports. Consequently, non-China steel production is projected to recover, enhancing demand for seaborne steel-making raw materials. In the U.S., Coronado forecasts a significant boost in steel demand in 2025, fuelled by an improving economic outlook and policies encouraging reshoring and investment in steel-intensive manufacturing. In the short term, Coronado sees potential for a price recovery, primarily driven by increased demand from India as steel production resumes, restocking occurs, and the Indian government continues to support domestic coke and steel producers through tariffs and quotas on imports of metallurgical coke. Improved global economic confidence will underpin infrastructure projects requiring steel. India, Coronado’s largest export market, is forecasting GDP growth rates in 2025 and 2026 of 6.8% and 6.5%, respectively, with most other key markets (ex-China) forecasting modest growth rates of between 1% - 3%. China GDP rates, while lower than in recent years, are still predicted to exceed 4.5% in 2025 and 2026. Long-term growth in global Met Coal export demand is anticipated to push trade flows up from 388 Mt in 2024 to an estimated 482 Mt in 2050. India is expected to lead all countries in import demand growth due to its significant potential for urbanisation and industrialisation. Imports are expected to increase to 217 Mt by 2050, up ~180% from 2024 levels. Indian crude steel production is expected to grow from 153 Mt to 447 Mt by 2050, an increase underpinned by Blast Furnace steel generation methods. Steel is used in almost every aspect of the world’s infrastructure. In 2024, total global steel production from the blast furnace process was 1.3 billion tonnes. This level of steel production sustains current infrastructure development, but the ever-increasing demand for renewable infrastructure, should further drive increased demand for steel over the medium to longer term. To produce 1.3 billion tonnes of blast furnace steel, 1 billion tonnes of mined Met Coal is required. The S&P Global Platts forward curve, as of 23 January 2025, is projecting the PLV HCC FOB AUS average index pricing of $227/t in 2025 and $229/t in 2026. These pricing projections suggest there may be an improvement to the short-term pricing environment, and a movement back above the long-term average price of $201 per tonne. 3 Reference: Data sourced from AME Metallurgical Coal Strategic Market Study 2024 Q4; Wood Mackenzie November 2024 Coal Market Service Metallurgical Trade Investment Horizon outlook H2 2024; Wood Mackenzie November 2024 GDP forecasts; S&P Global Commodity Insights - Commodity Briefing Service Plus Steel CBS January 2025

2025 GUIDANCE

	Actual 2024	Guidance 2025
Saleable production (Mt)	15.3	**16 – 18**
Average Mining Cost per Tonne Sold ($) *	107.4	**92 – 105**
Capex ($m)	249.8	**230 - 270**

* Mining Cost per Tonne Sold assumes an AUD : USD foreign exchange rate assumption of 0.63 for 2025. The inability to predict the amount and timing of the impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

The Company is forecasting higher Saleable production levels from July 2025. Saleable production is expected to increase in the U.S. following the Buchanan expansion and in Australia following the ramp up of the Mammoth Underground Mine in the second half of 2025. With higher Saleable production from our growth projects, Average Mining Costs per Tonne Sold is expectedly to meaningfully reduce.

Approved for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors
Chantelle Essa
Vice President Investor RelationsP: +61 477 949 261
E: cessa@coronadoglobal.com
E: investors@coronadoglobal.com

Media
Helen McCombie
Sodali & Co
P: +61 411 756 248
E: helen.mccombie@soldai.com

Cautionary Notice Regarding Forward – Looking Statements

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reconciliation of Non-GAAP Measures

This release includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

6

Coronado

Management uses a variety of financial and operating metrics to analyze performance. These metrics are significant in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental statistics; (ii) Adjusted EBITDA; (iii) total sales volumes and average realised price per Mt sold, which we define as total coal revenues divided by total sales volume; (iv) Metallurgical coal sales volumes and average realised Metallurgical coal price per tonne sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; (v) Mining costs per Mt sold, which we define as mining cost of coal revenues divided by sales volumes (excluding non-produced coal) for the respective segment; (vi) Operating costs per Mt sold, which we define as operating costs divided by sales volumes for the respective segment. Investors should be aware that the Company's presentation of Adjusted EBITDA and other non-GAAP measures may not be comparable to similarly titled financial measures used by other companies. We define Net (Debt)/ Cash as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of interest bearing liabilities.

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2025 Mining Cost per Tonne Sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

	For the quarter ended 31 December 2024			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**368,385**	**225,282**	**10,856**	**604,523**
Less: Selling, general and administrative expense	(10)	-	(10,299)	(10,309)
Less: Depreciation, depletion and amortization	(21,681)	(22,991)	(557)	(45,229)
Total operating costs	**346,694**	**202,291**	**-**	**548,985**
Less: Other royalties	(42,183)	(11,890)	-	(54,073)
Less: Stanwell rebate	(33,577)	-	-	(33,577)
Less: Freight expenses	(37,251)	(20,474)	-	(57,725)
Less: Other non-mining costs	(6,497)	(1)	-	(6,496)
Total mining costs	**227,186**	**169,926**	**-**	**397,112**
Sales Volume excluding non-produced coal (Mt)	2.5	1.6	-	4.1
Mining cost per Mt sold ($/Mt)	**$89.8/t**	**$109.5/t**	**-**	**$97.3/t**

	For the quarter ended 31 December 2023			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**459,143**	**232,585**	**54,466**	**746,193**
Less: Selling, general and administrative expense	(30)	-	(54,171)	(54,201)
Less: Depreciation, depletion and amortization	(28,649)	(18,716)	(294)	(47,659)
Total operating costs	**430,464**	**213,869**	**-**	**644,333**
Less: Other royalties	(63,024)	(14,252)	-	(77,276)
Less: Stanwell rebate	(31,166)	-	-	(31,166)
Less: Freight expenses	(46,233)	(20,935)	-	(67,168)
Less: Other non-mining costs	(4,004)	(5,617)	-	(9,621)
Total mining costs	**286,037**	**173,065**	**-**	**459,102**
Sales Volume excluding non-produced coal (Mt)	2.6	1.5	-	4.0
Mining cost per Mt sold ($/Mt)	**$110.4/t**	**$119.0/t**	**-**	**$113.5/t**

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Coronado

(In US$'000, except for volume data)	For the year ended 31 December 2024			
	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,680,817**	**869,830**	**38,609**	**2,587,256**
Less: Selling, general and administrative expense	(57)	-	(36,887)	(36,944)
Less: Depreciation, depletion and amortization	(88,329)	(97,349)	(1,722)	(187,400)
Total operating costs	**1,592,431**	**770,481**	**-**	**2,362,912**
Less: Other royalties	(247,201)	(42,477)	-	(289,678)
Less: Stanwell rebate	(116,870)	-	-	(116,870)
Less: Freight expenses	(149,987)	(91,390)	-	(241,377)
Less: Other non-mining costs	(24,307)	(7,372)	-	(31,679)
Total mining costs	**1,054,066**	**629,242**	**-**	**1,683,308**
Sales Volume excluding non-produced coal (Mt)	10.1	5.6	-	15.7
Mining cost per Mt sold ($/Mt)	**$104.6/t**	**$112.6/t**	**-**	**$107.4/t**

(In US$'000, except for volume data)	For the year ended 31 December 2023			
	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,756,635**	**876,753**	**85,245**	**2,718,633**
Less: Selling, general and administrative expense	(30)	-	(84,147)	(84,177)
Less: Depreciation, depletion and amortization	(76,651)	(82,962)	(1,098)	(160,711)
Total operating costs	**1,679,954**	**793,791**	**-**	**2,473,745**
Less: Other royalties	(294,467)	(51,415)	-	(345,882)
Less: Stanwell rebate	(136,523)	-	-	(136,523)
Less: Freight expenses	(166,980)	(92,730)	-	(259,710)
Less: Other non-mining costs	(23,386)	(38,721)	-	(62,107)
Total mining costs	**1,058,598**	**610,925**	**-**	**1,669,523**
Sales Volume excluding non-produced coal (Mt)	9.8	5.8	-	15.5
Mining cost per Mt sold ($/Mt)	**$108.5/t**	**$106.0/t**	**-**	**$107.6/t**

(In US$'000, except for volume data)	For the year ended 31 December 2024	For the year ended 31 December 2023
Total costs and expenses	**2,587,256**	**2,718,633**
Less: Selling, general and administrative expense	(36,944)	(84,177)
Less: Depreciation, depletion and amortization	(187,400)	(160,711)
Total operating costs	**2,362,912**	**2,473,745**
Sales Volume (Mt)	15.8	15.8
Operating cost per Mt sold ($/Mt)	**$149.2/t**	**$156.3/t**

8

Coronado

REALISED PRICING RECONCILIATION

(In US$'000, except for volume data)	For the year ended 31 December 2024		
	Australia	United States	Consolidated
Total Revenues	**1,594,981**	**912,732**	**2,507,713**
Less: Other revenues	(34,706)	(28,145)	(62,851)
Total coal revenues	1,560,275	884,587	2,444,862
Less: Thermal coal revenues	(87,798)	(30,000)	(117,798)
Metallurgical coal revenues	**1,472,477**	**854,587**	**2,327,064**
Volume of Metallurgical coal sold (Mt)	7.2	5.3	12.5
Average realised metallurgical coal price per Mt sold	**$203.9/t**	**$160.1/t**	**$185.3/t**

(In US$'000, except for volume data)	For the year ended 31 December 2023		
	Australia	United States	Consolidated
Total Revenues	**1,681,522**	**1,209,081**	**2,890,603**
Less: Other revenues	(35,770)	(24,144)	(59,914)
Total coal revenues	1,645,752	1,184,937	2,830,689
Less: Thermal coal revenues	(88,281)	(153,925)	(242,206)
Metallurgical coal revenues	**1,557,471**	**1,031,012**	**2,588,483**
Volume of Metallurgical coal sold (Mt)	6.8	5.2	12.0
Average realised metallurgical coal price per Mt sold	**$230.2/t**	**$196.9/t**	**$215.7/t**

ADJUSTED EBITDA RECONCILIATION

(In US$'000)	For the year ended 31 December 2024	For the year ended 31 December 2023
Reconciliation to Adjusted EBITDA:		
Net (Loss)/ Income	**(108,881)**	**156,065**
Add: Depreciation, depletion and amortization	187,400	160,711
Add: Impairment of non-core assets	10,585	-
Add: Interest expense, net	58,856	56,751
Add: Other foreign exchange gains	(12,339)	(2,899)
Add: Restructuring costs	729	-
Add: Loss on debt extinguishment	14,732	1,385
Add: Income tax benefit	(40,309)	(32,251)
Add: Uncertain stamp duty position	-	41,321
Add: Losses on idled assets held for sale	4,574	4,846
Add: Decrease in provision for discounting and credit losses	(207)	(4,216)
Adjusted EBITDA	**115,140**	**381,713**

NET CASH RECONCILIATION

(In US$'000)	31 December 2024	31 December 2023
Reconciliation to Net (Debt)/ Cash:		
Cash and cash equivalents	**339,625**	**339,294**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**339,374**	**339,043**
Less: Interest bearing liabilities	(424,472)	(242,326)
Net (Debt)/ Cash	**(85,098)**	**96,717**

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GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement

Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO_2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 30 September 2024

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